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                                                                     EXHIBIT 5.1

September 18, 1995

Vallen Corporation
13333 Northwest Freeway
Houston, Texas 77040

Ladies and Gentlemen:

  We have acted as counsel for Vallen Corporation (the "Company") in connection with the registration and proposed sale of an aggregate of 128,754 shares (the "Shares") of Common Stock, par value $.50 per share, of the Company ("Common Stock"), all as described in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement"). In such capacity, we have familiarized ourselves with the Articles of Incorporation, as amended and restated, the Bylaws of the Company, as amended and restated, and have examined all statutes and other records, instruments and documents pertaining to the Company that we have deemed necessary to examine for the purposes of this opinion.

  Based upon our examination as aforesaid, we are of the opinion that:

    1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas; and

    2. The Shares are duly authorized, validly issued, fully paid and nonassessable shares of the Common Stock.

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption "Legal Opinions."

                                     Very truly yours,

                                     /s/ Mayor, Day, Caldwell & Keeton, L.L.P.

                                     MAYOR, DAY, CALDWELL & KEETON, L.L.P.